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PROSPECTUS SUPPLEMENT (To Prospectus dated March 29, 2002)	Filed pursuant to Rule 424(b)(3) of the Rules and Regulations Under the Securities Act of 1933

Registration Statement No. 333-59284

ADVANSTAR COMMUNICATIONS INC.

12% Series B Senior Subordinated Notes Due 2011

Recent Developments

        We have attached to this prospectus supplement, and incorporated by reference into it, the current report on Form 8-K of Advanstar Communications Inc. dated April 12, 2002.

        This prospectus supplement, together with the prospectus, is to be used by Credit Suisse First Boston Corporation in connection with offers and sales of the notes in market-making transactions at negotiated prices related to prevailing market prices at the time of the sale. Credit Suisse First Boston Corporation may act as principal or agent in such transactions.

April 19, 2002

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTIONS 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported)    April 12, 2002

Advanstar Communications Inc.
(Exact name of registrant as specified in its charter)

New York (State or other jurisdiction of incorporation or organization)	333-57201 (Commission File Number)	59-2757389 (I.R.S. Employer Identification No.)
545 Boylston Street, Boston, Massachusetts (Address of principal executive offices)	02116 (Zip Code)

        Registrant's telephone number, including area code: (617) 267-6500

Item 4. Changes in Registrant's Certifying Accountant

        On April 12, 2002, the Board of Directors of Advanstar Communications Inc. ("Company") decided to dismiss Arthur Andersen LLP ("Arthur Andersen") as the Company's independent public accountant and appointed PricewaterhouseCoopers LLP ("PwC") to serve as the Company's independent public accountant for the fiscal year 2002.

        Arthur Andersen's reports on the Company's consolidated financial statements for the period from January 1, 2000 through October 11, 2000, the period from October 12, 2000 through December 31, 2000 and for the year ended December 31, 2001 did not contain an adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope or accounting principles.

        During the period from January 1, 2000 through October 11, 2000, the period from October 12, 2000 through December 31, 2000, the year ended December 31, 2001 and through the date hereof, there were no disagreements with Arthur Andersen on any matter of accounting principle or practice, financial statement disclosure, or auditing scope or procedure which, if not resolved to Arthur Andersen's satisfaction, would have caused them to make reference to the subject matter in connection with their report on the Company's consolidated financial statements for such periods; and there were no reportable events as defined in Item 304(a)(1)(v) of Regulation S-K.

        The Company provided Arthur Andersen with a copy of the foregoing disclosures. Attached as Exhibit 16 is a copy of Arthur Andersen's letter to the Securities and Exchange Commission, dated April 16, 2002, stating its agreement with such statements.

        During the period from January 1, 2000 through October 11, 2000, the period from October 12, 2000 through December 31, 2000, the year ended December 31, 2001 and through the date hereof, the Company did not consult with PwC with respect to the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company's consolidated financial statements as described in Item 304(a)(2)(i) of Regulation S-K or any matter that was either the subject of a disagreement or a reportable event under Item 304(a)(2)(ii) of Regulation S-K.

Item 7. Financial Statements and Exhibits

C. Exhibits

Exhibit No.	Document
16	Letter from Arthur Andersen LLP to the Securities and Exchange Commission dated April 16, 2002. *

*
Filed herewith

SIGNATURES

        Pursuant to the requirements of the Exchange Act of 1934, the registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

ADVANSTAR COMMUNICATIONS INC.
Date: April 18, 2002	By:	/s/ DAVID W. MONTGOMERY Name: David W. Montgomery Title: Vice President—Finance, Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Document
16	Letter from Arthur Andersen LLP to the Securities and Exchange Commission dated April 16, 2002. *

*
Filed herewith

Exhibit 16

Office of the Chief Accountant
Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC 20549

April 16, 2002

Dear Sir or Madam:

        We have read the first four (4) paragraphs of Item 4 included in the Form 8-K dated April 12, 2002 of Advanstar Communications Inc. filed with the Securities and Exchange Commission and are in agreement with the statements contained therein.

Very truly yours,

/s/ Arthur Andersen LLP

Copy to:
David W. Montgomery, Vice President-Finance and Chief Financial Officer,
Advanstar Communications Inc.

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ADVANSTAR COMMUNICATIONS INC. 12% Series B Senior Subordinated Notes Due 2011
SIGNATURES
EXHIBIT INDEX